The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2018

Citigroup Global Markets Holdings Inc.	November-----, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH1566 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Drawdown Securities Linked to the S&P 500® Index Due February 7, 2023

▪	Contingent coupon for limited period and potential for automatic early redemption. The securities offer the potential for contingent coupon payments during the contingent coupon period specified below, but only so long as a trigger event has not occurred. A trigger event will occur if the closing value of the underlying specified below is less than the trigger value on any scheduled trading day after the pricing date. If a trigger event does not occur at any time on or prior to the final review date specified below, you will receive a contingent coupon payment on each contingent coupon payment date and the securities will be automatically redeemed at the end of the contingent coupon period. However, if a trigger event occurs at any time on or prior to the final review date, the contingent coupon payments will terminate and the securities will not be automatically redeemed prior to maturity. Regardless of whether the securities are automatically redeemed, the securities will in no event pay a coupon payment after the end of the contingent coupon period.

▪	If securities are not automatically redeemed, payment at maturity based on performance of underlying. If the securities are not automatically redeemed prior to maturity, you will receive a payment at maturity that may be greater than, equal to or less than the stated principal amount of your securities, depending on the performance of the underlying from the initial underlying value to the final underlying value. If the underlying has appreciated, or if it has depreciated by less than the buffer percentage specified below, you will receive a positive return at maturity based on the performance of the underlying plus the buffer percentage at the participation rate specified below. However, if the underlying has depreciated by more than the buffer percentage, you will incur a loss at maturity equal to the depreciation of the underlying in excess of the buffer percentage, multiplied by the participation rate. If the securities are not automatically redeemed prior to maturity and the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final underlying value, the less benefit you will receive from the buffer. There is no minimum payment at maturity.

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	S&P 500® Index
Stated principal amount:	$1,000 per security
Pricing date:	November 2, 2018
Issue date:	November 7, 2018
Review dates:	December 3, 2018, January 2, 2019, February 4, 2019, March 4, 2019, April 2, 2019, May 2, 2019, June 3, 2019, July 2, 2019, August 2, 2019, September 3, 2019, October 2, 2019 and November 4, 2019 (the “final review date”)
Valuation date:	February 2, 2023
Maturity date:	Unless earlier redeemed, February 7, 2023
Contingent coupon period:	The period from the issue date to and including the contingent coupon payment date following the final review date
Contingent coupon:	The securities will pay a contingent coupon payment on each contingent coupon payment date occurring during the contingent coupon period if, and only if, a trigger event has not occurred on or prior to the immediately preceding review date. If a trigger event occurs at any time on or prior to any review date, no contingent coupon will be paid on any subsequent contingent coupon payment date. The amount of each contingent coupon payment, if any, will be at least 0.625% of the stated principal amount of the securities (equivalent to an annualized rate of at least 7.50% per annum) (to be determined on the pricing date). There is no guarantee that you will receive any contingent coupon payment. In no event will any contingent coupon payment be paid after the contingent coupon period.
Trigger event:	A trigger event will occur if, on any scheduled trading day from but excluding the pricing date to and including the final review date, the closing value of the underlying is less than the trigger value
Automatic early redemption:	If a trigger event does not occur at any time on or prior to the final review date, the securities will be automatically redeemed for the early redemption payment on the final contingent coupon payment date. No further payments will be made on the securities once they have been redeemed, and investors will not participate in any appreciation of the underlying.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold:

$1,000 + [$1,000 × (underlying return + buffer percentage) × participation rate]

If the securities are not automatically redeemed prior to maturity and the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose some, and up to all, of your investment.

Trigger value:	, 90% of the initial underlying value
Buffer percentage:	10%
Participation rate:	The initial underlying value divided by the trigger value, which is approximately 111.11%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000	—	$1,000
Total:		$—	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $940 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-07 dated June 15, 2018                    Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Initial underlying value:	, the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Contingent coupon payment dates:	The third business day after each review date
Early redemption payment:	If the securities are automatically redeemed, the early redemption payment per security will be an amount equal to (i) the stated principal amount per security plus (ii) the contingent coupon with respect to the final contingent coupon payment date
Underlying return:	The percentage change from the initial underlying value to the final underlying value, calculated as (i) the final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
CUSIP / ISIN:	17326YRE8 / US17326YRE85

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the final review date. If the scheduled final review date is not a scheduled trading day or if a market disruption event occurs or is continuing on that date, the final review date will be subject to postponement as if it were the valuation date as described in the accompanying product supplement in the section “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date.”

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine whether a contingent coupon will be paid with respect to a review date, whether the securities will be automatically redeemed at the end of the contingent coupon period and, if the securities are not automatically redeemed, how to calculate the payment at maturity on the securities. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payments on the securities will be. You should understand that the term of the securities may be limited because the securities will be automatically redeemed at the end of the contingent coupon period if a trigger event does not occur. In no event will any contingent coupon payment be paid after the contingent coupon period. For ease of analysis, figures in the examples below may have been rounded.

The examples below are based on the following hypothetical values in order to illustrate how the securities work and do not reflect the actual initial underlying value and trigger value. For the actual initial underlying value and trigger value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and trigger value and not the hypothetical values indicated below. The examples below assume that the contingent coupon will be set at the lowest value indicated on the cover page of this pricing supplement. The actual contingent coupon will be determined on the pricing date.

Hypothetical initial underlying value:	100
Hypothetical trigger value:	90, which is 90% of the hypothetical initial underlying value

Example 1: A trigger event HAS NOT occurred on any scheduled trading day on or prior to the final review date.

Date	Has trigger event occurred on or prior to review date?	Final underlying value	Payment per security
First through eleventh review dates	No	N/A	$68.75 (11 contingent coupon payments × $6.25 per payment = $68.75)
Final review date	No	N/A	$1,006.25 (early redemption payment)
Total payments over the term of the securities:	$1,075.00 (contingent coupon payments prior to final review date + early redemption payment)

Because a trigger event has not occurred on any scheduled trading day on or prior to the final review date, you would receive the contingent coupon on each contingent coupon payment date and the securities would be automatically redeemed at the end of the contingent coupon period. Your return would be limited to the contingent coupon payments and you would not participate in any performance of the underlying. No further payments will be made on the securities once they have been redeemed.

Example 2: A trigger event HAS occurred for the first time between the third review date and the fourth review date, and the final underlying value is greater than the trigger value.

Date	Has trigger event occurred on or prior to review date?	Final underlying value	Payment per security
First through third review dates	No	N/A	$18.75 (3 contingent coupon payments × $6.25 per payment = $18.75)
Fourth review date	Yes	N/A	$0
Fifth through twelfth review dates	Yes	N/A	$0
Valuation date	N/A	120 (underlying return = (120 – 100) / 100 = 20%)	$1,333.33 (payment at maturity)
Total payments over the term of the securities:	$1,352.08 (3 contingent coupon payments; payment at maturity is greater than stated principal amount)

Because a trigger event has not occurred on or prior to the first through third review dates, you would receive a contingent coupon payment on the first three contingent coupon payment dates. However, in this example a trigger event occurs prior to the fourth review date, and as a result you would not receive a contingent coupon on the fourth contingent coupon payment date or on any subsequent contingent coupon payment date. Additionally, the securities would not be automatically redeemed prior to maturity. You would receive

PS-3

Citigroup Global Markets Holdings Inc.

a payment at maturity that depends on the performance of the underlying from the initial underlying value to the final underlying value, calculated as follows:

Payment at maturity = $1,000 + [$1,000 × (underlying return + buffer percentage) × participation rate]

= 1,000 + [$1,000 × (20% + 10%) × 111.11%]

= $1,000 + [$1,000 × (30%) × 111.11%]

= $1,000 + $333.33

= $1,333.33

In this scenario, the final underlying value is greater than the initial underlying value. Therefore, the payment at maturity reflects exposure at the participation rate to the appreciation of the underlying over the term of the securities plus the buffer percentage.

Example 3: A trigger event HAS occurred on or prior to the first review date, and the final underlying value is less than the trigger value.

Date	Has trigger event occurred on or prior to review date?	Final underlying value	Payment per security
First review date	Yes	N/A	$0
Third through twelfth review dates	Yes	N/A	$0
Valuation date	N/A	60 (underlying return = (60 – 100) / 100 = -40%)	$666.67 (payment at maturity)
Total payments over the term of the securities:	$666.67 (no contingent coupon payments paid; payment at maturity is less than stated principal amount)

Because a trigger event has occurred on or prior to the first review date, you would not receive a contingent coupon on the first contingent coupon payment date or on any subsequent contingent coupon payment date. Additionally, the securities would not be automatically redeemed prior to maturity. You would receive a payment at maturity that depends on the performance of the underlying from the initial underlying value to the final underlying value, calculated as follows:

Payment at maturity = $1,000 + [$1,000 × (underlying return + buffer percentage) × participation rate]

= $1,000 + [$1,000 × (-40% + 10%) × 111.11%]

= $1,000 + [$1,000 × (-30%) × 111.11%]

= $1,000 + -$333.33

= $666.67

Because the underlying has depreciated by more than the buffer percentage from the initial underlying value to the final underlying value, you would incur a loss at maturity equal to the depreciation of the underlying in excess of the buffer percentage multiplied by the participation rate.

Example 4: A trigger event HAS occurred on or prior to the first review date, and the final underlying value is less than the trigger value.

Date	Has trigger event occurred on or prior to review date?	Final underlying value	Payment per security
First review date	Yes	N/A	$0
Third through twelfth review dates	Yes	N/A	$0
Valuation date	N/A	30 (underlying return = (30 – 100) / 100 = -70%)	$333.33 (payment at maturity)

PS-4

Citigroup Global Markets Holdings Inc.

Total payments over the term of the securities:	$333.33 (no contingent coupon payments paid; payment at maturity is less than stated principal amount)

Because a trigger event has occurred on or prior to the first review date, you would not receive a contingent coupon on the first contingent coupon payment date or on any subsequent contingent coupon payment date. Additionally, the securities would not be automatically redeemed prior to maturity. You would receive a payment at maturity that depends on the performance of the underlying from the initial underlying value to the final underlying value, calculated as follows:

Payment at maturity = $1,000 + [$1,000 × (underlying return + buffer percentage) × participation rate]

= $1,000 + [$1,000 × (-70% + 10%) × 111.11%]

= $1,000 + [$1,000 × (-60%) × 111.11%]

= $1,000 + -$666.66

= $333.33

Because the underlying has depreciated by more than the buffer percentage from the initial underlying value to the final underlying value, you would incur a loss at maturity equal to the depreciation of the underlying in excess of the buffer percentage multiplied by the participation rate. A comparison of this example with the prior example demonstrates the diminishing benefit you would receive from the buffer as the final underlying value declines. In the prior example, you would have received an effective buffer of 6.67%, where the effective buffer is the percentage by which your return on the securities would exceed the underlying return. In this example, by contrast, the effective buffer is only 3.33%. The lower the final underlying value, the less benefit you would receive from the buffer feature of the securities.

PS-5

Citigroup Global Markets Holdings Inc.

Hypothetical Payment at Maturity Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns, assuming the securities are not automatically redeemed at the end of the contingent coupon period. The diagram does not take into account any contingent coupons that may have been paid during the contingent coupon period.

Investors in the securities will not receive any dividends with respect to the underlying. The diagram below does not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Payout Diagram

■ The Securities	■ The Underlying

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If a trigger event has occurred and the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the underlying. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose more than 1% of the stated principal amount of the securities for every 1% by which the depreciation exceeds the buffer percentage. You should understand that any depreciation beyond the buffer percentage will result in a magnified loss to your investment, which will progressively offset any protection that the buffer percentage would offer at a rate equal to the participation rate. The lower the final underlying value of the underlying, the less benefit you will receive from the buffer. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	If a trigger event occurs on any scheduled trading day on or prior to the final review date, you will not receive any subsequent contingent coupon payments and you will be exposed to the performance of the underlying at maturity. If a trigger event occurs on any scheduled trading day on or prior to any review date, you will receive no contingent coupons on any subsequent contingent coupon payment date and the securities will not be automatically redeemed prior to maturity. Under these circumstances, you will be exposed to the performance of the underlying at maturity from the initial underlying value to the final underlying value. If the underlying has depreciated by more than the buffer percentage, you will lose some or all of your investment. For purposes of determining whether a trigger event has occurred, the closing value of the underlying will be monitored on every scheduled trading day after the pricing date and on or prior to the final review date, and therefore it is more likely that a trigger event will occur than if the closing value of the underlying were monitored less frequently.

▪	The securities do not guarantee the payment of any interest. The opportunity to receive contingent coupon payments will exist only during the contingent coupon period and it will be permanently forfeited if a trigger event occurs. The securities do not guarantee the payment of any interest. The contingent coupon payments, if any, will be potentially available only during the contingent coupon period. Moreover, if the closing value of the underlying is less than the trigger value on or prior to any review date, no contingent coupon will be paid on any subsequent contingent coupon payment date. Even if the closing value of the underlying subsequently appreciates following the occurrence of a trigger event, you will receive no further contingent coupon payments. A trigger event could occur as early as the first scheduled trading day after the pricing date, in which case you will receive no contingent coupon payments over the entire term of the securities.

▪	If a trigger event does not occur, the securities will be automatically redeemed at the end of the contingent coupon period, and the return on the securities will be limited to the contingent coupon payments that will be paid during the contingent coupon period. If a trigger event does not occur on any scheduled trading day on or prior to the final review date, the securities will be automatically redeemed at the end of the contingent coupon period and you will not participate in the performance of the underlying. Under these circumstances, the return on the securities will be limited to the contingent coupon payments, regardless of any appreciation in the value of the underlying, which may be significant. If you receive all available contingent coupon payments during the contingent coupon period because a trigger event does not occur, you will receive only the stated principal amount of your securities (plus the final contingent coupon payment) upon early redemption, and you will not benefit from the participation rate or any appreciation of the underlying. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The term of your investment is uncertain. Whether the securities will be automatically redeemed at the end of the contingent coupon period, or alternatively whether they will remain outstanding until maturity, will depend on whether a trigger event occurs on any scheduled trading day on or prior to the final review date. There is, therefore, considerable uncertainty on the pricing date about how long the securities will remain outstanding. You should not invest in the securities unless you understand that the securities may either be automatically redeemed at the end of the contingent coupon period or may remain outstanding until maturity, and you must be willing to accept either outcome. If the securities are not automatically redeemed at the end of the contingent coupon period, you will not receive any further coupon payments and your return on the securities will depend on the performance of the underlying from the initial underlying value to the final underlying value.

PS-7

Citigroup Global Markets Holdings Inc.

▪	You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost

PS-8

Citigroup Global Markets Holdings Inc.

of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlying may affect the value of your securities. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with such underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of each security as a prepaid forward contract with associated coupon payments, as described in this pricing supplement under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

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Citigroup Global Markets Holdings Inc.

Because of the uncertain treatment of the securities, Non-U.S. Holders (as defined in “United States Federal Tax Considerations” below) should expect to be subject to withholding tax in respect of any coupon payments on the securities at a rate of 30% or a lower treaty rate.

Furthermore, Non-U.S. Holders should review the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” regarding the risk of withholding in respect of  “dividend equivalents” on the securities.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on October 9, 2018 was 2,880.34.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2008 to October 9, 2018. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2008 to October 9, 2018

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” regarding the possible assumption of the securities by Citigroup Inc., the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to the securities;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

We will not attempt to ascertain whether any of the issuers of the underlying stocks of the underlying (the “underlying stocks”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any of the issuers of the underlying stocks were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below) and in the case of a PFIC if you are a U.S. Holder (as defined below), upon the sale, exchange or other disposition of the securities. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the underlying stocks is or becomes a USRPHC or PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, the potential application of the Medicare contribution tax on investment income or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the tax treatment of the securities are uncertain. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a prepaid forward contract with associated coupon payments, with the consequences described below. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment of each security as a prepaid forward contract with associated coupon payments. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as a prepaid forward contract with associated coupon payments.

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Citigroup Global Markets Holdings Inc.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of Coupon Payments. Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of a security, you should recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the relevant security. For this purpose, the amount realized does not include any coupon paid at retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. This gain or loss should generally be capital gain or loss and should be long-term capital gain or loss if you have held the security for more than one year. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Due to the lack of direct legal authority, there is significant uncertainty regarding the U.S. federal income tax consequences of your ownership and disposition of the securities. It is possible, for example, that the securities could be treated in their entirety as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your regular method of tax accounting, in each year that you held the securities you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of your securities, even though we are not required to make any payment with respect to the securities until retirement. In addition, any income from the sale, exchange or retirement of the securities would be treated as ordinary income. Moreover, if you recognized a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Moreover, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including the issues discussed below, in light of your circumstances.

Coupon Payments. The U.S. federal income tax treatment of any coupon payments is uncertain. In the event that we have responsibility as a withholding agent, we intend to treat any coupon payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8 appropriate to your circumstances either (i) claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty or (ii) claiming that income in respect of any coupon payments is effectively connected with your conduct of a United States trade or business. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld. We will not be required to pay additional amounts with respect to amounts withheld.

Sale, Exchange or Retirement of the Securities. Subject to the possible application of Section 897 of the Code and the discussion below regarding Section 871(m), any gain from the sale, exchange or retirement of the securities generally should not be subject to U.S. federal withholding or income tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below. Any amount attributable to accrued but unpaid coupon payments may be subject to withholding tax.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. Holder unless an applicable income tax treaty provides otherwise. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

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Citigroup Global Markets Holdings Inc.

Possible Alternative Tax Treatments of an Investment in the Securities. As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” alternative tax treatments could apply to the securities, in which case the tax consequences to you could be materially and adversely affected. In addition, potential legislative or regulatory changes to the tax treatment of the securities could adversely impact their treatment to you.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. In addition, a “qualifying index” is generally not treated as a U.S. Underlying Equity for these purposes. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will generally be subject to information reporting unless you qualify for an exemption. It is likely that any coupon payments will be subject to information reporting unless you are a U.S. Holder who qualifies for an exemption. This amount may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. Holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a Non-U.S. Holder and you provide a properly executed IRS Form W-8 appropriate to your circumstances you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). While the treatment of the securities is unclear, you should assume that any coupon payments on the securities will be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will not receive any underwriting fee for any securities sold in this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the

PS-15

Citigroup Global Markets Holdings Inc.

securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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